EXHIBIT 99.2

NASDAQ: NSIT

Insight Enterprises to Acquire TROJAN, Inc.

Expands global footprint and penetration into attractive end markets

Accelerates market share growth across Insight’s solution areas

Substantial run-rate operating synergies of $70 million

TEMPE, Ariz., and EL SEGUNDO, Calif., June 24, 2019 – Insight Enterprises (Nasdaq: NSIT), the global provider of Insight Intelligent Technology Solutions™ for organizations of all sizes, (“Insight”), and PCM, Inc. (Nasdaq: PCMI), a provider of IT products and services (“PCM”), have entered into an agreement under which Insight will acquire PCM for $35 per share, representing a 36% premium to its 1-month average closing share price as of Friday June 21, 2019. The transaction implies an enterprise value of approximately $581 million (including cash and debt acquired).

PCM, based in El Segundo, California, is a provider of multi-vendor technology offerings, including hardware, software and services to small, mid-sized and corporate/enterprise commercial clients, state, local and federal governments and educational institutions across the United States, Canada and the United Kingdom. PCM has offices in 40 locations across these geographies and has more than 4,000 teammates, including more than 2,700 client-facing teammates in sales, technical and service delivery roles.

“Over the past five years, Insight has made significant progress, transforming our business from a value-added reseller to a well-respected global solutions provider with deep expertise across technology areas that provide our clients with significant value. Together with PCM, we will be even better positioned to capitalize on our solution area investments through the addition of more technical and sales resources and access to thousands of new clients, especially in the mid-market and corporate client segments,” said Ken Lamneck, CEO of Insight.

The combination of the two organizations extends Insight’s reach into areas where clients need help most: positioning their businesses for future growth, transforming and securing their data platforms, creating modern and mobile experiences for their workforce and optimizing the procurement of technology. Together, the combined organization will be able to offer partners an even stronger salesforce globally, with increased footprints in North America and the United Kingdom.

“The acquisition of PCM accelerates our opportunity to grow share within our four solution areas: Supply Chain Optimization, Connected Workforce, Cloud + Data Center Transformation and Digital Innovation. The addition of PCM complements our Supply Chain Optimization business, adding scale and clients in the mid-market and corporate space in North America. PCM’s services offerings add scale and capabilities to our Connected Workforce and Cloud + Data Center Transformation solution areas and support our strategy to grow our solutions business,” said Steve Dodenhoff, president of Insight’s North America business.

“This combination offers the ability to provide clients with greater value through the expansive solution offerings of the combined company at a time when customers increasingly need a full-service technology solutions provider to help them transform for the future. Together, we will be able to offer an impressive level of breadth, scale, partnerships and services to meet our clients’ needs and exceed their expectations. On behalf of our Board of Directors, we are very pleased to announce this combination which we believe maximizes our shareholders’ value, and we look forward to the resulting opportunities that lie ahead for our employees, customers and vendor partners,” said Frank Khulusi, chairman and CEO of PCM.

Insight expects to realize annual run-rate cost synergies of approximately $70 million by the end of 2021, with more than 50 percent of this to be realized in the first twelve to eighteen months, primarily related to the consolidation of IT and delivery systems, and real estate and operational integration.

“Insight has a disciplined operating model for evaluating acquisitions and efficiently integrating these businesses post-closing, which has allowed us to deliver well on the financial commitments of acquisitions we have made in the past few years. As we move towards the closing and integration of PCM, we expect to deploy these same best practices to deliver the expected synergies in our financial results,” stated Glynis Bryan, chief financial officer of Insight. “We believe this transaction will contribute materially to shareholder value as we execute our plans.”

Insight expects the acquisition to add more than $0.70 to Adjusted earnings per share in 2020, excluding:

•	approximately $25 million in transaction-related costs and restructuring expenses, most of which will be incurred in 2019, and
•	intangibles amortization expense.

Terms and Financing
The transaction is subject to certain customary closing conditions, including regulatory approvals and approval of PCM’s shareholders, and is expected to close in the second half of 2019.

Insight will fund the acquisition through cash on hand and borrowings under a new Asset Based Loan revolving credit facility.

Advisors
J.P. Morgan Securities LLC is acting as financial advisor and Sullivan & Cromwell LLP is acting as legal advisor to Insight.

B. Riley FBR, Inc. is acting as financial advisor and Sheppard, Mullin, Richter & Hampton LLP is acting as legal advisor to PCM.

Conference Call
Insight will host a conference call and webcast today, June 24, 2019, at 8:00 a.m. ET to discuss the transaction.

The live conference call is available by dialing (877) 524-8416 from the U.S. or (412) 902-1028 from outside the U.S. and entering conference code 13691035. Supporting materials, as well as a link to an audio webcast of the conference call, will be available at https://investor.insight.com/.

A replay of the conference call will be available for a limited time beginning approximately one hour after completion of the conference call and can be accessed via the Insight website at https://investor.insight.com/.

Certain statements contained in this communication may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can typically be identified by such words as “aim”, “anticipate,” “believe,” “continue,” “could,” “estimate,” “evolve,” “expect,” “forecast,” “intend,” “looking ahead,” “may,” “opinion,” “plan,” “possible,” “potential,” “project,” “should,” “will,” and variations of such words and other similar expressions.

These forward-looking statements are only predictions based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified.  There are important factors that could cause actual results to differ materially from the results expressed or implied by forward-looking statements, including (i) the risk factors set forth under “Risk Factors” in Insight’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, in PCM’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, set forth in Insight’s or PCM’s subsequent Quarterly Reports on Form 10-Q or set forth in Insight’s or PCM’s other filings with the SEC and (ii) any of the following: the failure of Insight to obtain the financing anticipated to consummate the Merger; the failure to consummate or a delay in the consummation of the Merger for other reasons; the timing to consummate the Merger; the risk that a condition to the consummation of the Merger, including the receipt of any required regulatory approvals, may not be satisfied or waived; the failure of PCM’s shareholders to approve the Merger; unexpected costs or liabilities in connection with the consummation of the Merger; Insight’s inability to achieve expected synergies and operating efficiencies as a result of the Merger, whether within the expected time frames, without undue difficulty, cost or expense, or at all; Insight’s inability to successfully integrate PCM’s operations into its own, whether within expected time frames, without undue difficulty, cost or expense, or at all; the level of revenues following the transaction, which may be lower than expected; operating costs, customer loss and business disruptions arising from the

Merger and the pendency or consummation thereof (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers), which may be greater than expected; uncertainties surrounding the transaction; the outcome of any legal proceedings related to the transaction; other adverse economic, business, and/or competitive factors; risks that the pending transaction distracts the management of Insight or PCM or disrupts current plans and operations; Insight’s ability to retain key PCM and Insight employees; and other risks to consummation of the transaction, including circumstances that could give rise to the termination of the merger agreement and the risk that the transaction will not be consummated within the expected time period, without undue delay, cost or expense, or at all.

All forward-looking statements are qualified by, and should be considered in conjunction with, these cautionary statements.  Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which such statements are made.  Except as required by applicable law, neither Insight nor PCM undertakes any obligation to update forward-looking statements to reflect events or circumstances arising after such date.

Additional Information and Where to Find It

In connection with the Merger, PCM will file with the SEC a proxy statement on Schedule 14A (the “Proxy Statement”), as well as other relevant materials regarding the Merger.  Following the filing of the definitive Proxy Statement with the SEC, PCM will mail the definitive Proxy Statement and a proxy card to each shareholder entitled to vote at the special meeting relating to the Merger.  [PCM] SHAREHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT AND OTHER MATERIALS RELATING TO THE MERGER (AND ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  The definitive proxy statement, the preliminary proxy statement and other relevant materials regarding the Merger (when they become available), and any other documents filed by PCM with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov), at PCM’s investor website (http://investor.pcm.com or by writing or calling PCM at Office of the Secretary of the Company, 1940 E. Mariposa Avenue, El Segundo, CA 90245 or (310) 354-5600.

Participants in the Solicitation

PCM and its directors are, and PCM’s officers and Insight and its directors and officers may be deemed to be, participants in the solicitation of proxies from PCM’s shareholders with respect to the Merger described in the Proxy Statement.  Information about PCM’s directors and executive officers and their ownership of PCM’s common stock is set forth in PCM’s Form 10-K/A filed with the SEC on April 30, 2019 (PCM’s “Form 10-K/A”).  To the extent that holdings of PCM’s securities have changed since the amounts printed in PCM’s Form 10-K/A, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.  Information regarding the identity of the participants in the proxy solicitation and their direct or indirect interests in the transaction, by security holdings or otherwise, will be set forth in the Proxy Statement and other materials to be filed with SEC in connection with the Merger.  Information about the directors and executive officers of Insight is set forth in the proxy statement for Insight’s 2019 Annual Meeting of Stockholders, which was filed with the SEC on April 10, 2019.

About Insight
Today, every business is a technology business. Insight Enterprises Inc. empowers organizations of all sizes with Insight Intelligent Technology Solutions™ and services to maximize the business value of IT. As a Fortune 500-ranked global provider of Digital Innovation, Cloud + Data Center Transformation, Connected Workforce, and Supply Chain Optimization solutions and services, we help clients successfully manage their IT today while transforming for tomorrow. From IT strategy and design to implementation and management, our 7,400+ employees help clients innovate and optimize their operations to run business smarter. Discover more at www.insight.com. NSIT

About PCM

PCM, through its wholly-owned subsidiaries, is a leading multi-vendor provider of technology solutions, including hardware, software and services to small, medium and enterprise businesses, state, local and federal governments and educational institutions across the United States, Canada and the UK. PCM generated net sales of approximately $2.2 billion in the twelve months ended March 31, 2019.

Contacts:

INVESTORS:

Insight Enterprises, Inc.

Glynis Bryan 480-333-3251

GLYNIS.BRYAN@INSIGHT.COM

or

Helen Johnson, 480-333-3234

HELEN.JOHNSON@INSIGHT.COM

or

PCM, Inc.

Brandon LaVerne, (310) 225-5080

Brandon.LaVerne@PCM.com

or

MEDIA:

Insight Enterprises

Amy Protexter, 480-409-6710

AMY.PROTEXTER@INSIGHT.COM

or

Sloane & Company

Ariel Kouvaras, 212-446-1884

AKOUVARAS@SLOANEPR.COM